Exhibit 99.1

K-Swiss Adds Mark Louie to Board of Directors

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Aug. 14, 2003--K-Swiss Inc. (NASDAQ/NM:KSWS) today announced that Mark L. Louie was unanimously elected to serve on the Company's Board of Directors.
    Mr. Louie is a Managing Member and Chief Financial Officer of TechFund Capital, a venture capital firm focusing on early-stage enabling technologies. Prior to joining TechFund, Mr. Louie was an investment banker with Goldman, Sachs & Co. and started Goldman Sachs' West Coast corporate finance effort. He has extensive experience in public and private placements of equity and debt, highly structured and innovative transactions and strategic alliances. Mr. Louie has a JD and an MBA from Stanford University where he also earned a BA with honors and distinction and an MA in economics. He served on the Advisory Council for Stanford University's School of Humanities & Sciences.
    Steven Nichols, Chairman of the Board and President, stated, "Mark has the expertise and proven track record to make an invaluable contribution to our company. He is an excellent addition to the board, and we look forward to his advice and counsel."
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics and National Geographic brands. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear. National Geographic Footwear, under an exclusive license from the National Geographic Society, offers outdoor-oriented and casual footwear.

    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100